Exhibit 99.3

PULMATRIX-CULGEN MERGER CONFERENCE CALL

13 NOVEMBER 2024 [To be released at 12 PM Eastern time]

Operator

Thank you for joining the conference call to discuss the proposed merger between Pulmatrix and Cullgen. Today’s webcast will be made available for replay and accessible on the companies’ respective websites. I would now like to turn the call over to Tim McCarthy of LifeSci Advisors.

Tim McCarthy

Thank you, Operator. Before we begin management’s remarks, I would like to remind everyone that this discussion and the accompanying presentation will contain forward-looking statements based upon the current expectations of Pulmatrix and Cullgen, that include, but are not limited to, statements regarding the expected timing, completion, effects and potential benefits of the transaction and our future expectations, plans and prospects for the combined company. Such statements represent management’s judgment and intention as of today and involve assumptions, risks and uncertainties. Please refer to the disclaimer slide about forward-looking statements to understand the risks and uncertainties that could cause actual outcomes and results to differ materially. Please also note that Pulmatrix and Cullgen undertake no obligation to update or revise any forward-looking statements, except as required by law.

Pulmatrix intends to file a registration statement and accompanying proxy statement and prospectus with the SEC relating to the proposed merger. Please be advised to read, when available, the proxy statement and prospectus and other relevant documents filed with the SEC as these will contain important information about Pulmatrix, Cullgen and the proposed merger. Once available, these documents can be obtained from the SEC at www.sec.gov or on Pulmatrix’s and Cullgen’s websites at www.pulmatrix.com or www.cullgen.com, respectively. Lastly, the press release and a link to a replay of today’s webcast can be found in the Investor Relations section of the Pulmatrix website and in the News & Events section of Cullgen’s website.

I would now like to introduce Peter Ludlum, Interim Chief Executive Officer of Pulmatrix, to begin today’s call.

Peter Ludlum, Pulmatrix Interim CEO

Thank you, Tim, and thanks to each of you that have joined the call to learn more about this exciting transaction. Joining me on the call today is Cullgen’s Chairman and CEO, Ying Luo, Ph. D.

This morning, Pulmatrix and Cullgen issued a joint press release announcing the signing of our definitive merger agreement. Pulmatrix also filed a Form 8-K that provides important additional information. I will now provide an overview of the transaction before turning the call over to the Cullgen team.

Upon completion of the merger, the pre-merger Pulmatrix stockholders are expected to own approximately 3.6% of the combined company. Existing Cullgen stockholders are expected to own approximately 96.4% of the combined company. The combined new company is anticipated to have approximately $65 million in cash and cash equivalents upon closing, an amount which is expected to sufficiently fund operations through the end of 2026. The merger is expected to close by the end of March 2025, subject to obtaining stockholder and CSRC approval, at which time the combined company will operate under the Cullgen name and trade on the NASDAQ Capital Market exchange.

Before introducing the Cullgen team to discuss their innovative technology and pipeline development strategy, let me express my gratitude both to the Pulmatrix team and our stockholders for their support over the years. As you likely saw in the public documents this morning, this transaction also provides potential returns for Pulmatrix stockholders in the form of a dividend and realization of proceeds from any asset sales permitted under the terms of the proposal for merger agreement, including PUR3100, PUR 1800, and the ISPERSE patent portfolio.

In summary, together with the Boards of Directors and management teams of both companies, I am excited to enter into this proposed agreement with Cullgen. We believe that this merger represents the best interests of the existing stockholders of Pulmatrix and proposed stockholders of the combined company, respectively, and provides an opportunity to create significant value by leveraging the Cullgen technology, the team’s expertise, a healthy balance sheet and access to the capital markets to develop Cullgen’s portfolio of potentially disruptive assets using their protein degradation platform.

It is now my pleasure to introduce Ying Luo, Ph. D., Chairman and CEO of Cullgen. Ying?

Ying Luo, Ph. D., Chairman and President of Cullgen

Thank you, Peter. And may I extend my gratitude to you and the rest of the Pulmatrix team for your efforts to bring together our two companies. The Cullgen team is energized by the prospect of creating a well-funded public company with:

●	three targeted protein degrader programs in or about to initiate Phase 1 clinical trials

●	approximately $65 million in cash and cash equivalents at closing that provides funding through multiple clinical milestones and runway through the end of 2026

●	and, upon clinical success, future access to the public capital markets to invest in our pipeline.

For those of you on today’s call that are not yet familiar with Cullgen, we are a biotechnology company, with approximately 130 employees, nearly half of whom have Ph. D.s or Masters degrees, headquartered in San Diego, California with R&D facilities in Shanghai, China. We have raised $116 million to date, with the most recent Series C round of $40 million being led by AstraZeneca-CICC Venture Capital Partnership.

Our core Targeted Protein Degradation technology leverages our founders’ decades of research that have yielded key discoveries about the proteasome system and its functionality. These discoveries guide our approach to creating targeted protein degraders to eliminate disease-causing proteins.

Based on these breakthroughs, we built our technology platform, called uSMITE, which stands for ubiquitin-mediated, small molecule -induced target elimination, to expand the drug design paradigm beyond functional site inhibition, and thereby enable the targeting of historically “undruggable” proteins for selective destruction.

One of the key features of our uSMITE platform is our ability to discover and utilize novel E3 ligands, many of which recruit previously unexplored E3 ligases, including those that are functionally essential and therefore not likely to be affected by tumor cells. Cullgen has also discovered E3 ligands that target previously unexplored E3 ligases that exhibit tissue-selective or tumor-enriched properties, which can be utilized in degraders to actively target or avoid specific tissues. For these reasons, Cullgen is building a significant competitive advantage along with the next generation of targeted protein degraders. In fact, Cullgen has successfully generated multiple highly active, selective, and bioavailable targeted protein degrader compounds that utilize proprietary novel E3 ligands.

Our three lead degrader programs are in or about to begin Phase 1 clinical studies. CG001419 is a first-in-class, selective, clinically active oral pan-TRK degrader being studied in two separate clinical trials — one for solid tumors, and the other for the treatment of acute and chronic pain. With respect to the cancer trial, Cullgen has dosed ten patients thus far with no observed dose-limiting toxicity, treatment-related serious adverse events or grade 3 or greater treatment related adverse events. Regarding the pain trial, Cullgen recently received ethics committee approval in Australia to begin enrolling patients to evaluate the safety and pharmacokinetic characteristics of CG001419 in healthy volunteers. This program aims to provide a new non-opioid non-NSAID analgesic which can fulfill unmet medical needs in the field of pain. Cullgen is also evaluating CG009301, a GSPT1 degrader for the treatment of relapsed / refractory AML, HR-MDS and ALL patients. CG009301 also has the potential to be used for the treatment of solid tumors harboring the MYC amplification. Cullgen has received IND allowance from the China CDE for this product candidate and Cullgen anticipates dosing the first patient in February 2025. In addition to these three clinical programs, Cullgen is also advancing several other targeted protein degraders and DACs through pre-clinical development, predominantly for the treatment of cancers and autoimmune diseases.

I would also like to mention that Cullgen has an ongoing collaboration that we signed in mid-2023 with Astellas Pharma Inc., a company that is deeply committed to advancing targeted protein degraders. Under the terms of our collaboration, option, and license agreement, the two companies aim to develop multiple targeted protein degraders by combining Cullgen’s proprietary uSMITE™ targeted protein degradation platform with Astellas’ drug discovery capabilities. One of the programs identified under the collaboration is a protein degrader that targets a cell cycle protein.

We are also actively advancing several of our highly active degraders as payloads for use in degrader-antibody conjugates (DACs). We are very excited about DACs and see them as the next iteration of antibody drug conjugates (ADCs), a group of compounds that have driven recent innovations to the standard of care in selective delivery of highly toxic payloads, but still have several clinical disadvantages. DACs are similar to ADCs in that they utilize an antibody to target a specific antigen on a cancer cell. However, instead of using a cytotoxic payload to kill the cancer, we replace it with a degrader payload. This is accomplished by chemically linking one of our targeted protein degrader molecules to an antibody to provide pinpointed delivery to a specific antigen on the surface of the target cancer cell. Once the antibody portion of the DAC binds to the desired antigen, the DAC is internalized into the tumor cell and releases the degrader, which in turn targets and degrades the disease-causing intracellular cancer protein. One of the biggest drawbacks of existing ADCs is the use of indiscriminate toxic payloads that have been associated with off-target toxicity. By combining targeted protein degraders with antibodies, one can increase the overall selectivity, and hence safety of these molecules.

We view our uSMITE platform, combined with our team’s expertise, as the organic growth engine that will fuel our clinical development pipeline of differentiated candidates and drive long-term growth and value for Cullgen and its stockholders.

Future communications from the company will be forthcoming in the form of a proxy statement with information on how and when shareholders can vote with respect to the proposed transaction.

On behalf of the Cullgen team, and Peter and Pulmatrix, I would like to thank you for your participation on this call. As we look to consummate this merger, know we are fully focused on applying our novel science and advancing our pipeline of targeted protein degraders and DACs.

Should you have any questions I would encourage you to follow up with myself or Peter after this call via the contact information provided at the bottom of today’s press release.

I will now turn it back to the operator. Operator?

Operator

That concludes today’s conference call and thank you everyone for joining us today.